UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                         Commission File Number: 0-27653


                                Pacific CMA, Inc.
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             (Exact name of registrant as specified in its charter)


            c/o Airgate International Corp., 153-04, Rockaway Blvd.,
                     Jamaica, New York 11434 (212) 247-0049
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.001 per share
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            (Titles of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       |X|                Rule 12h-3(b)(1)(i)      |X|
Rule 12g-4(a)(1)(ii)      |_|                Rule 12h-3(b)(1)(ii)     |_|
Rule 12g-4(a)(2)(i)       |_|                Rule 12h-3(b)(2)(i)      |_|
Rule 12g-4(a)(2)(ii)      |_|                Rule 12h-3(b)(2)(ii)     |_|
                                             Rule 15d-6               |_|

      Approximate number of holders of record as of the certification or notice date: 263

      Pursuant to the requirements of the Securities Exchange Act of 1934 Pacific CMA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 21, 2008              By: /s/ Alfred Lam
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                                          Alfred Lam
                                          Chairman of the Board of Directors